EXHIBIT 10.4

FIRST AMENDMENT TO

WARRANT

This First Amendment to Warrant (this “Amendment”) dated as of November 13, 2009 amends that certain warrant dated June 29, 2009 (the “Warrant”), pursuant to which THE AMACORE GROUP, INC., a Delaware corporation (the “Company”) issued a warrant to purchase an aggregate of 50,625,000 shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”) to VICIS CAPITAL MASTER FUND (the “Holder”).

R E C I T A L S

WHEREAS, the Company and the Holder entered into a Securities Purchase Agreement dated as of November 13, 2009 (the “Purchase Agreement”).

WHEREAS, as an inducement to enter into the Purchase Agreement, the Purchaser agreed to amend the Warrant as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Warrants and otherwise agree as follows:

1.           Amendments.

(a)           Section 4(f) of the Warrant is hereby deleted in its entirety.

(b)           Section 1 of the Warrant is hereby amended and restated to read in its entirety as follows:  “Term.  The term of this Warrant shall commence on December 31, 2009 and shall expire at 6:00 p.m., Eastern Time, on June 29, 2014 (such period being the “Term”).”

2.           Ratification.  Except as expressly amended by this Amendment, the terms and conditions of each Warrant are hereby confirmed and shall remain in full force and effect without impairment or modification.

3.           Holder.  The Holder represents and warrants that it is the sole beneficial and record owner of the Warrant and that there is no other holder of the Warrant.

4.           Conflict.  In the event of any conflict between any Warrant and this Amendment, the terms of this Amendment shall govern.

5.           Certain Defined Terms.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the applicable Warrant.

6.           Binding Effect.  The parties acknowledge and agree that this Amendment complies with all of the applicable terms and conditions set forth in Section 10 of the Warrant that are necessary to effect an amendment to such Warrant that binds the parties and therefore, upon the execution and delivery hereof by the parties, this Amendment shall have such binding effect.

7.           Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law that would require the application of the laws of any other jurisdiction.

8.           Counterparts and Effectiveness.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.  Upon execution by all parties, this Amendment is effective as of June 29, 2009.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

COMPANY: THE AMACORE GROUP, INC. /s/ Jay Shafer Jay Shafer Chief Executive Officer HOLDER: VICIS CAPITAL MASTER FUND By: Vicis Capital LLC By: /s/ Christopher D. Phillips Title: Managing Director